                                                                    Exhibit 10.7

                                                               Form of Agreement

                              W.P. CAREY & CO. LLC
                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT, made as of the 28th day of June, 2000 between W.P. Carey & Co. LLC (the "Company"), a New York corporation at 50 Rockefeller Plaza, New York, NY 10020, and Edward V. La Puma ("Partner").

                                   WITNESSETH:

          WHEREAS, Partner has been a key employee of W.P. Carey & Co., Inc. ("Old Carey");

          WHEREAS, the Company has acquired a substantial portion of the business of Old Carey pursuant to the terms of a merger of even date herewith;

          WHEREAS, Partner contributed materially to the successful operation of the business of Old Carey acquired by the Company;

          WHEREAS, the Company wishes to assure itself of the continued availability of Partner's services, and Partner is willing to give such assurance in return for the benefits described herein;

          NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Partner, and Partner hereby agrees to be employed by the Company upon the following terms and conditions:

          1. Office and Duties. Partner shall service the Company as an Executive Director and in such position shall have such duties and power with the Company and its subsidiaries and affiliates consistent with such position and Partner's experience and abilities as may from time to time be determined by the board of directors of the Company (the "Board"), the Chairman of the Board, the Chief Executive Officer or President of the Company. Except to the extent that Partner shall otherwise be performing services for one or more entities that are affiliated with the Company, whether through equity ownership, contractual arrangements or otherwise, Partner will use his reasonable best energies and abilities and will devote his full business time, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, to the duties assigned to him and shall use his best efforts, judgment, skill and energy to perform such services faithfully and diligently to further the business interests of the Company, to improve and advance the business and interests of the Company, to increase shareholder value and otherwise promote the best interests of the Company's

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                                        2


shareholders. Notwithstanding the immediately preceding sentence, this Paragraph 1 shall not be construed to preclude Partner from (i) serving on the board of directors of any business corporation with the consent of the Board, which consent shall not be unreasonably withheld, (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal, financial and legal affairs, so long any and all such activities described in clauses (i) through (iii), individually or collectively, do not interfere with the performance of Partner's duties hereunder.

          2. Term. This Agreement shall be for a term commencing as of the date hereof (the "Commencement Date") and ending on June 30, 2004, unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least 180 days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional one year period commencing on the day after the expiration of the then current term. The period during which Partner is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Service Period." Upon the expiration of this Agreement at the end of its term (after taking into account all extensions thereof), Partner shall be an at-will employee of the Company and neither party shall have any continuing liability or obligation to the other hereunder.

          3. Compensation. During the Service Period, Partner shall receive cash compensation in the form of an annual base salary at the rate of $200,000, of which $100,000 shall be treated as a draw and offset against any Incentive Compensation payable to Partner as hereinafter provided (such base salary as it may hereafter be increased from time to time shall be referred to as the "Base Salary"). During the Service Period, Partner shall receive incentive compensation (including, without limitation, bonuses and other forms of compensation related to the achievement of specific performance) under the Company's incentive compensation programs (as the same may be amended by the Company from time to time) at a level determined by, and at the discretion of, the Company's Executive Committee ("Incentive Compensation"). Such Base Salary and Incentive Compensation (such items hereafter collectively referred to as "Total Annual Compensation") shall be payable in accordance with the Company's generally applicable practices and policies. The Executive Committee shall periodically review Partner's Total Annual Compensation in light of the compensation paid to other officers of the Company and the Partner's performance (including such performance relative to other partners and officers), and may increase such compensation by an amount it determines to be appropriate. While it is understood that the Company may at any time and from time to time change the criteria upon which Incentive Compensation is payable and that any payment of Incentive Compensation is contingent upon Partner's
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                                       3


satisfactory performance of his duties hereunder, the Company shall not take any action that adversely affects Partner's opportunity to earn, subject to appropriate performance criteria, Total Annual Compensation in an amount substantially comparable to the amount that Partner could have earned immediately prior to the date hereof. (The immediately preceding sentence shall not apply, however, if Partner accepts a position with the Company that has a different compensation structure from the position currently held by Partner). The parties agree and understand that the amount of Total Annual Compensation may increase or decrease from period to period based on performance.

          4. Equity Option Grant. Subject to the execution hereof, Partner has been granted an option (the "Commencement Option") in respect of 25,000 membership interests in the Company (the "Common Interests"). Such options shall vest and become exercisable in three approximately equal annual installments on each of April 1, 2001, April 1, 2002, and April 1, 2003, or at such earlier time or times as may otherwise be provided in this Agreement or the corresponding award agreement. Partner agrees and acknowledges that his rights and obligations in respect of such option shall be governed by the terms and conditions of the related option agreement; provided that in the event of an inconsistency between that agreement and the express terms of this Agreement, this Agreement shall control. Without limiting the generality of the foregoing, the Board of Directors, in its sole discretion, may grant Partner options to purchase additional Common Interests on such terms and conditions and in such number as it shall determine (so long as Common Interests are available for this purpose).

          5. Equity Grant. Subject to the execution hereof, Partner has been granted an award (the "Commencement Grant") with respect to 50,000 Common Interests. Unless and until they become vested as provided in the next succeeding sentence or as may otherwise be provided in this Agreement or the corresponding award agreement, such Common Interests shall be subject to forfeiture upon the Partner's termination of service. Such Common Interests will vest in four equal installments on April 1, in each of calendar years 2001, 2002, 2003 and 2004, if Partner is still providing services to the Company and/or its subsidiaries on such date. Partner agrees and acknowledges that his rights and obligations in respect of such award shall be governed by the terms and conditions of an award agreement relating to such Common Interests; provided that in the event of an inconsistency between that agreement and the express terms of this Agreement, this Agreement shall control. Partner shall also be entitled to receive up to a maximum of 25,000 additional Common Interests, in the aggregate, over a four-year performance period, if and only if (and at the same times and in the same proportion to the total payments available) as amounts are payable to Old Carey under the performance criteria applicable in respect of the earn-out related to the merger transaction with Old Carey. Without limiting the generality of the foregoing, the Board of Directors

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                                        4


may, in its sole discretion, award Partner additional Common Interests on such terms and conditions and in such number as it shall determine (so long as Common Interests are available for this purpose).

          6. Benefits, Perquisites and Expenses.

          (a) Benefits. During the Service Period, Partner shall be eligible to participate in each employee benefit plan sponsored or maintained by the Company, subject to the generally applicable provisions thereof and shall be entitled to receive such perquisites as are generally made available to similarly situated partners in accordance with the Company's applicable policies and practices as in effect from time to time Nothing in this Agreement shall in any way limit the Company's right to amend, modify, terminate or add to any such plan, policy or arrangement, in its discretion, so long as any such amendment does not impair the rights of Partner without treating similarly situated partners in a similar fashion. In addition, during the Service Period, the Company shall make available for Partner's use an automobile with a cost not in excess of $40,000, and shall pay the expenses associated with the general maintenance and operation thereof, including parking up to $400 per month and insurance (but excluding gasoline and other costs associated with the personal use of the vehicle).

          (b) Additional Insurance Coverage. During the term hereof, the Company shall pay the annual costs of individual life insurance coverage and individual disability coverage for the Partner up to a maximum annual amount of $15,000. Pursuant to and subject to the preceding sentence, unless Partner otherwise requests to obtain different coverage, as soon as reasonably practicable after the execution hereof, the Company shall put in place individual life insurance coverage on Partner's life in the face amount of $4,000,000 and shall continue such coverage in place during the Service Period (subject to Partner's being insurable). The Company shall pay all of the costs associated with such coverage and Partner shall have the right to designate the beneficiary or beneficiaries thereof, except that, Partner may request that the coverage to be provided be in the form of a whole life or similar policy, so long as the Partner agrees to pay the additional cost of such policy over the cost of a comparable term insurance policy. At Partner's request, any life insurance policy paid for, in whole or in part, pursuant to this Paragraph 6(b) shall be owned by a trust established by Partner for the benefit of his beneficiaries. Subject to, and pursuant to, the first sentence of this Paragraph 6(b), unless Partner otherwise requests, as soon as reasonably practicable after the execution hereof, the Company shall assist Partner to obtain an individual disability benefits policy providing replacement income upon disability (in addition to any coverage otherwise available under the Company's generally applicable group coverage) of up to, but not exceeding, $10,000 per month. The parties agree and understand that the value of the life insurance
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                                        5


coverage and the cash payment in respect of the disability coverage shall be included in Partner's income for Federal income tax purposes. The Company's obligations with respect to the additional life insurance and disability insurance coverage described herein are contingent upon Partner's cooperation in obtaining such coverage (including completing such forms and undergoing such physical examinations as may be required by the issuer of such policy). Any such coverage shall be provided subject to such conditions and limitations as the issuer of such policy may impose.

          (c) Business Expenses. During the Service Period, the Company shall pay or reimburse Partner for all reasonable expenses incurred or paid by Partner in the performance of Partner's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

          (d) Indemnification. The Company shall indemnify Partner and hold Partner harmless from and against any claim, loss or cause of action arising from or out of Partner's performance of services as an officer, director or Partner of the Company or any of its subsidiaries or in any other capacity in which Partner serves at the request of the Company on the same basis as it indemnifies its Chief Executive Officer. If, at any time, the Company has in effect any insurance policy providing any indemnity to the Company or third parties with respect to the errors and omissions or other actions of officers or directors, the Company shall cause Partner's errors, omissions or other actions to be covered under such policy on the same terms and conditions as apply to the Company's Chief Executive Officer.

          7. Termination of Employment.

          (a) Early Termination of the Service Period. Notwithstanding Paragraph 2, the Service Period shall end upon the earliest to occur of (i) a termination of Partner's employment on account of Partner's death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason, (vi) a Termination Without Good Reason or (vii) a Termination due to a Change of Control.

          (b) Benefits Payable Upon Termination. Following the end of the Service Period pursuant to Paragraph 7(a), Partner (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following Termination Matrix, at the times established pursuant to Paragraph 7(c):

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                                        6


TERMINATION MATRIX

                                     Accrued
                     Earned Total   Employee   Severance           Equity
                     Compensation   Benefits    Benefits        Acceleration
                     ------------   --------   ---------   ---------------------
Termination due to      Payable      Payable      Not      Payable
Death                                           Payable

Termination due to      Payable      Payable      Not      Payable
Disability                                      Payable

Termination for         Payable      Payable      Not      Not Payable
Cause                                           Payable

Termination             Payable      Payable    Payable    Payable if No Waiver
Without Cause                                              of Noncompetiton
                                                           Provisions Pursuant
                                                           to Paragraph 8(a)

Termination With        Payable      Payable    Payable    Payable if No Waiver
Good Reason                                                of Noncompetiton
                                                           Provisions Pursuant
                                                           to Paragraph 8(a)

Termination             Payable      Payable      Not      Payable if
Without Good                                    Payable    Noncompetiton
Reason                                                     Provisions to Extend
                                                           for 12 Months
                                                           Pursuant to Paragraph
                                                           8(a)

Termination due to      Payable      Payable    Payable    Payable
a Change of
Control

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                                        7


          (c) Timing of Payments. Earned Total Compensation shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days following the end of the Service Period except that, if the Company exercises its discretion to pay Partner any additional Incentive Compensation in respect of his service for the period prior to the Partner's termination of services, such amount shall be payable at the same time as such amounts would otherwise be payable under the Company's usual practices. Accrued Employee Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. Severance Benefits, if applicable, shall be paid at the same time as Partner would have received his Base Salary had he continued to be employed and for the period commencing on the first day after the end of the Service Period and ending on the first to occur of (i) the first anniversary of Partner's termination of employment and (ii) the date on which Partner breaches any of the provisions of Paragraph 8. Notwithstanding the foregoing, the Company may elect, at any time and in its discretion, to pay Partner the remaining Severance Benefits payable hereunder in a single lump sum amount.

          (d) Definitions. For purposes of Paragraphs 7 and 8, capitalized terms have the following meanings:

          "Accrued Employee Benefits" means amounts which are vested or which Partner is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Partner of further services or the resolution of a contingency, including, without limitation, in the event of a termination due to death or a Termination due to Disability, the insurance proceeds payable under the policies described in Paragraph 6(b).

          "Change of Control" shall have the meaning ascribed thereto on the date hereof under the 1997 Listed Share Incentive Plan pursuant to which the Commencement Option and Commencement Grant are made.

          "Earned Total Compensation" means any portion of the Partner's Base Salary and Incentive Compensation due and payable, but unpaid, for services rendered to the Company on or prior to the date on which the Service Period ends. Without limiting the generality of the foregoing, the Company may, in its sole discretion, elect to pay or award Partner such additional Incentive Compensation that is not due and payable at his termination of employment in respect of his pre-termination services in such amount and on such terms and conditions as it may determine.

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                                        8


          "Equity Acceleration" shall mean that, pursuant to (and subject to the limitations, if any, in) the Termination Matrix, (x) in the case of a (1) Change of Control; (2) Termination due to death; (3) Termination due to Disability; or
(4) Termination Without Cause or a Termination With Good Reason following which the noncompetition provisions of Paragraph 8(a) continue to apply at the election of the Company; the Commencement Grant shall become fully vested and nonforfeitable and the Commencement Option shall become fully and immediately exercisable in accordance with its terms, all as of the date of such termination and (y) in the case of a Termination Without Good Reason following which the noncompetition provisions of Paragraph 8(a) continue to apply, at the election of the Company, for a period of twelve months following such termination, one-half (50%) of the Common Interests subject to the Commencement Grant that were not vested, and one-half (50%) of the Common Interests subject to the Commencement Option that were not vested and exercisable, in each case, as of the date of Partner's termination of service shall become vested and immediately exercisable as of such date of termination.

          "Independent Committee" shall mean the committee initially comprised of George Stoddard, Charles Townsend and Warren Wintrub and as it may thereafter be constituted from time to time in accordance with this provision. If any member of the initial Independent Committee (or any successor thereto appointed in accordance with this provision) ceases to a member of the Independent Committee for whatever reason, the successor to such person on the Independent Committee shall be appointed by the Board from the members of the Board or the boards of directors of the Company's affiliates, subject to the approval of such appointment by the then remaining members of the Independent Committee, provided, however, that no person who is hereafter appointed as a member of the Independent Committee shall be an officer or employee of the Company or a member of the immediate family of William P. Carey. The Board shall have the right to remove any member of the Independent Committee from office at any time such person is no longer a member of the Board or of the board of directors of any affiliated entity.

          "Severance Benefits" means monthly payments in an amount equal to the sum of (x) the Partner's monthly Base Salary as in effect immediately prior to his termination of employment and (y) an amount equal to one-twelfth of the Incentive Compensation payments paid to the Partner during the 24 month period ended as of the last calendar month ended immediately prior to such termination of service. The amount payable as Severance Benefits, however, shall be reduced by an amount equal to 50 percent of each dollar paid to the Partner for services, whether as an employee, consultant, partner or otherwise, during the period Severance Benefits are payable.

          "Termination Benefit" shall mean the Severance Benefits and, if

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                                        9


applicable, the Equity Acceleration.

          "Termination for Cause" means a termination of Partner's service by the Company as a result of Partner's

     (i)  dishonesty or disloyalty;

     (ii) refusal to perform his duties in good faith or otherwise fail to carry out the express and lawful instructions of the Chairman, Chief Executive Officer, President or the Board;

     (iii) gross negligence or willful and intentional misconduct;

     (iv) engaging in conduct constituting a felony or other crime involving moral turpitude;

     (v) alcohol or drug addiction, provided that, to the extent required thereunder, any termination as a result of such addiction may only occur after the Company shall have attempted to make reasonable accommodations (or shall have determined that no such reasonable accommodation is possible under the circumstances) pursuant to the Americans with Disabilities Act of 1990, as amended;

     (vi) breach of his fiduciary duties to the Company or its shareholders;

     (vii) any other material violation by Partner of the terms and conditions of this Agreement or any agreement between the Company and such Partner.

Notwithstanding the foregoing, except with respect to subclauses (iv) and (v), the Company shall not have the right to effect a Termination for Cause unless the Independent Committee determines that Partner's actions or omissions have met one or more of the basis for such a termination outlined in subclause (i),
(ii), (iii), (vi) or (vii), and that such actions or omissions have resulted (or are reasonably expected to result) in material harm to the business, operations or reputation of the Company. Additionally, in the case of any actions or omissions alleged to be in violation of subclause (iii), (vi), and (vii), the Independent Committee may not find that Cause exists under such subclause if such action or omission was undertaken or omitted by Partner in good faith after consultation with his supervisor and in a manner which was understood to be consistent with the course of action determined following such consultation, which in either case shall be determined by the Independent Committee prior to a Change of Control.

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                                       10


Following any Change of Control, subclauses (i), (ii), and (vi) shall automatically be deleted from the definition of a Termination for Cause, without any further action by the Company or Partner. In making any determination hereunder, the Independent Committee shall take into consideration the materiality and relevance to the Company of Partner's action or conduct, and such determination shall be final and binding on Partner and the Company.

          "Termination due to a Change of Control" means the voluntary termination by the Partner of his service prior to the first anniversary of a Change of Control of the Company upon written notice delivered not less than ten business days prior to the effective date of Partner's termination of employment.

          "Termination due to Disability" means a termination of Partner's service by the Company because Partner has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period. Any question as to the existence, extent or potentiality of Partner's disability upon which Partner and the Company cannot agree shall be determined by a qualified, independent physician selected by the Independent Committee. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

          "Termination With Good Reason" means any termination by the Partner of his service on account of a material breach by the Company of any of its material obligations to Partner hereunder (including, without limitation, any of its obligations under Paragraph 1 or 3 hereof) or following a determination by the Independent Committee upon a written request from the Partner that the other terms and conditions of the Partner's services (including, without limitation, the Partner's working relationship with the Partner's direct supervisor) have undergone a material adverse change that substantially diminishes the Partner's ability to perform his duties hereunder or has otherwise deteriorated in a material and adverse fashion; provided that a termination shall not be treated as a Termination With Good Reason if Partner shall have consented in writing to the occurrence of the event giving rise to the claim of Termination With Good Reason. A Termination With Good Reason must be effected by a written notice from Partner setting forth in detail the conduct alleged to be the basis for such termination, provided that, Partner shall not have the right to terminate his service hereunder pursuant to a Termination With Good Reason (i) if, within the ten-business day period following receipt of Partner's written notice, the Company shall have cured the conduct alleged to have caused the material breach and (ii) unless Partner actually terminates employment within 30 days following the end of the Company's cure period. Notwithstanding the
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                                       11


foregoing, if the Company disputes whether a breach has occurred, or whether any breach is material, the Independent Committee shall decide, in good faith, whether the alleged conduct by the Company entitles Partner to quit pursuant to a Termination With Good Reason and the time period referred to in subclause (ii) in the immediately preceding sentence shall not end earlier than 10 days following the date on which the Independent Committee notifies Partner of its decision. The determination by the Independent Committee as to Partner's eligibility for a "Termination With Good Reason" shall be final and binding on Partner and the Company.

          "Termination Without Cause" means any termination by the Company of Partner's service with the Company for any reason other than (i) a Termination due to Disability, (ii) a Termination due to death or (iii) a Termination for Cause.

          "Termination Without Good Reason" means any termination by Partner of Partner's service with the Company for any reason other than (i) a Termination due to death or (ii) a Termination With Good Reason.

          (e) Full Discharge of Company Obligations. Payment of the amounts described in this Paragraph 7 following termination of his service (including amounts payable with respect to Accrued Employee Benefits) shall be in full and complete satisfaction of Partner's rights under this Agreement and any other claims he may have in respect of his service with the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Partner's receipt of such amounts, the Company shall be released and discharged from any and all liability to Partner in connection with this Agreement or otherwise in connection with Partner's employment with the Company and its subsidiaries. The Company shall have no obligation to pay the Partner any Severance Benefits unless and until the Partner executes a release of claims against the Company and its affiliates in a form reasonably acceptable to and approved by the Company.

          8. Non-Competition, Confidential Information, Etc.

          (a) Noncompetition. During the term of this Agreement, as the same may be renewed and extended, and for a period of

     (i) 12 months following the termination of Partner's service with the Company for any reason other than a Termination for Cause, provided that,

          (x) such period shall be reduced to 6 months following any termination

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                                       12


               of service by the Partner (other than a Termination With Good Reason) unless the Company shall advise Partner in writing not later than the end of business on the fifteenth (15th) business day commencing after the date of such termination that it has elected to have the noncompetition period continue for the full 12 month period following such termination, in which case Partner shall be deemed to have become vested in one-half (50%) of the Common Interests subject to the Commencement Grant that were not vested, and in one-half (50%) of the Common Interests subject to the Commencement Option that were not vested and exercisable, in each case, as of the date of Partner's termination of service and

          (y) such period shall lapse as of the date of Partner's termination of service, if (1) such termination were either a Termination With Good Reason or Termination Without Cause and (2) the Company advises Partner in writing not later than the end of business on the fifth (5th) business day commencing after the date of such termination that it has elected to waive the benefit of this Paragraph 8(a) instead of fully vesting the Commencement Grant and the Commencement Option on an accelerated basis pursuant to Paragraph 7, or

     (ii) 18 months following the termination of Partner's service with the Company due to a Termination for Cause,

Partner shall not, without the written consent of the Company, directly or indirectly, as a stockholder owning beneficially or of record more than 5% of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, partner, consultant, joint venturer, proprietor, or otherwise, engage in or become interested in any Competing Business in the United States, United Kingdom, France or in any other jurisdiction in which the Company is actively engaged in business or with respect to which, at the time of Partner's action (or, if Partner is not an employee of the Company at such time, the date his service with the Company terminated), the Company had taken material steps toward becoming actively engaged in such business. For purpose of this Agreement, the term "Competing Business" shall mean any business which is engaged in (i) the business of structuring, obtaining the financing for, or otherwise implementing or facilitating long-term financing of corporate property using leasing arrangements ("Leasing Transactions") or (ii) any other business activity in which Partner personally participated (other than solely in an administrative capacity with respect to matters for which Partner had no material responsibility) during the 12 month immediately preceding the relevant time of a

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                                       13


type and kind that, at the relevant time, is conducted by the Company and which accounts for ten percent (10%) or more of either the Company's gross revenues or net after tax income ("Other Material Activities"); provided that nothing in this Agreement shall preclude Partner from providing services to any Competing Business so long as such services do not relate, directly or indirectly, to Leasing Transactions or Other Material Activities. Without limiting the generality of the foregoing, Partner acknowledges and agrees that the Company is engaged in business in each state of the United States, United Kingdom and France. Notwithstanding the foregoing, following a Change of Control, (i) if Partner terminates his service with the Company in a Termination for Good Reason or is terminated by his employer other than in a Termination for Cause, all restrictions imposed on Partner pursuant to this paragraph shall cease to be effective at the date of his termination of service and (ii) the only activities that will be treated as Other Material Activities shall be those business activities, if any, that, immediately prior to the Change of Control were Other Material Activities, and at the time of the alleged competitive activity, are Other Material Activities for the Company. The Company and Partner acknowledge and agree that the provisions of this Paragraph 8(a) are intended to protect the legitimate business interests of the Company and not to restrain the ability of Partner to obtain gainful employment. The Company agrees that this Paragraph 8(a) should not be interpreted to preclude Partner from raising capital or seeking to structure or effect financial transactions in respect of investments of a type or nature not undertaken by the Company and its affiliates, even if such other investments compete for investment funds from the same sources of funds as the Company looks to for its transactions (e.g., this Paragraph 8(a) will not preclude Partner from participating in the structure, financing or implementation of a venture capital fund or mezzanine debt fund, even if the potential investors in such funds include some or all of the same persons or entities as would generally invest in a transaction sponsored or promoted by the Company). Notwithstanding the immediately preceding sentence, Partner agrees to not attempt to establish a commercial arrangement with American Express during the period during which this Paragraph 8(a) is applicable without the prior written consent of the Company.

          (b) Confidential Information. Except to the extent otherwise required under judicial or administrative process from a court or administrative agency having jurisdiction over Partner or in the ordinary course of the Partner's services hereunder, during the term of this Agreement and at all times thereafter, Partner shall not, without the written consent of the Company, use for his personal benefit, or disclose, communicate or divulge to, or use for any company other than the Company or its subsidiaries or affiliates, any Confidential Information (as defined below) that had been made known to Partner or learned or acquired by Partner while in the employ of Company or its subsidiaries or affiliates, unless such information has become public other than by reason of Partner's breach of this covenant. Confidential Information shall mean

     (i) information not in the public domain (or in the public domain as a result of a breach by Partner or another partner of the Company who is also bound by a similar confidentiality clause) regarding the business methods, business policies, procedures, techniques, research or developments projects or results, trade secrets, or other processes of or developed by the Company;

     (ii) any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients not in the public domain (or in the public domain as a result of a breach by Partner or another partner of the Company who is also bound by a similar confidentiality clause); and

     (iii) any other material information not in the public domain (or in the public domain as a result of a breach by Partner or another partner of the Company who is also bound by a similar confidentiality clause) relating to or dealing with the business operations or activities of the Company which has been designated by the Company as confidential or which, if disclosed to any third party, would result in a material adverse effect to the Company.

          (c) Company Property. Promptly following Partner's termination of service with the Company, Partner shall return to the Company all property of the Company, and all copies thereof in Partner's possession or under his control.

          (d) Nonsolicitation of Employees. Partner agrees that for a period of two years after the termination of his service with the Company, he will not and will not assist or encourage any other person to (i) employ, hire, engage or be associated (as a shareholder, partner, employee, consultant or in a similar capacity) with any employee, partner or other person connected with the Company who rendered services as a professional, including, without limitation, all persons who provide direct and substantial services with respect to Leasing Transactions or any business or type that constitutes an Other Material Activity, regardless of whether Paragraph 8(a) restricts Partner's ability to compete in such Other Material Activity (the "Restricted Employees"), at the time of such termination or during any part of the six months (three months, in the case of any employee who was not also an officer of the Company) preceding such termination of service, (ii) induce any Restricted Employees to leave the employ of the Company or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on his own behalf or on behalf of any other business enterprise.

          (e) Injunctive Relief. Partner agrees and acknowledges that the remedies at law for any breach by him of the provisions of this Paragraph 8 will be inadequate and that the Company shall be entitled to obtain injunctive relief against him from a court of competent jurisdiction in the event of any such breach. If any such court of competent jurisdiction shall determine that the restrictions contained in this Paragraph 8 are unreasonable as to time or geographical area, such court shall reform said restrictions to the extent necessary in the opinion of such court to make them reasonable and enforceable.

          9.   Miscellaneous.

          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York notwithstanding any conflicting choice-of-law provisions.

          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been given when delivered in person or three days after being deposited in the United States mail in a postpaid envelope by registered or certified mail, return receipt requested or by 24-hour courier service.

          (d) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company in which Partner performs a majority of his services, unless the Company otherwise elects in writing to retain responsibility for the duties and obligations of the Company (and the benefits conveyed to the Company) under this Agreement. This Agreement shall also inure to the benefit of Partner's heirs, executors, administrators and legal representatives.

          (e) Assignment. Except as provided under Paragraph (d), neither this Agreement nor any of the rights of obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

          (f) Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and both of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

          (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 8(a), (b), (c) or (d) is not enforceable in accordance with its terms, Partner and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

          (h) Entire Agreement. This Agreement and the agreements relating to the terms of the option and equity grants made pursuant to Paragraphs 4 and 5 hereof contain the entire understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          (i) Shareholder Rights. Whenever in this Agreement reference is made to the interests of the Company's shareholders and there exists or may exist a conflict in the interests of such shareholders, the Independent Committee shall determine the action or conduct that is in the interests of shareholders.

          (j) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (k) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

          (l) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

          (m) Prevailing Parties. Following a Change of Control, any party which prevails in a lawsuit pertaining to the enforcement or interpretation of any provision of this Agreement shall be entitled to recover all reasonable attorney's fees incurred by such party with respect to the lawsuit, in addition to any other remedies to which the party is entitled under the law, from the opposing party to such lawsuit.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

                                        W.P. CAREY & CO, LLC


                                        By /s/ Gordon F. DuGan
                                           -------------------------------------
                                           Gordon F. DuGan

                                           /s/ Edward V. LaPuma
                                           -------------------------------------
                                           Edward V. LaPuma